Exhibit 99.1

PRESIDENT’S MESSAGE

It has only been six months since I last wrote to you — however, there have been new developments.

We continue to believe that Magellan is in an excellent position to grow and be unique. Our Balance Sheet remains strong and we have introduced several new project initiatives designed to set the Company on a course more aligned with that of a true independent.

We aim to be unique. By that I mean that we will not rush with the “herd” into investments such as Gas Shale in America or Coal Bed Methane in Australia. Instead, we will work our strengths — our excellent growth position and relationships in the “Gas to China” business and in the under developed oil producing areas in the United States. Believe it or not, there is still much oil development work to do in the Lower 48. As time progresses the dynamics behind our plan should become more obvious.

Since mid December, although a relatively short period of time, we have completed key initial plans. In July, 2009 a strategic investor, Young Energy Prize S.A. (“YEP”) invested $10 million in Magellan with the purchase of 8.7 million common shares and warrants to acquire an additional 4.3 million shares. We also signed a Heads of Agreement and Exclusivity Agreement with a world-class Methanol producer. Work has been ongoing under that arrangement and, subject to final Agreement and approval, we may be in a position to discuss further details for the supply and timing of a new Methanol complex in Northern Australia. Additionally, we have taken open market positions in an undervalued energy Company on the Australian exchange (ASX). The position was closed, after lengthy management discussions, with a gain of approximately U.S.$2.1 million to be reflected in fiscal 2010. We plan to continue with this type of initiative in the hopes of gaining a foothold, financially and operationally, in undercapitalized ventures with discoveries but no means to develop those discoveries. Lastly, we closed on our purchase in the Poplar Dome area of Montana with Related Parties, YEP and White Bear LLC. We are excited about this venture for a number of reasons. It gives us new momentum in the U.S. and a business mechanism to grow oil production in an attractive, stable environment. It also provides us a better balanced cash flow and will allow management of our US tax loss position. But most importantly, the Poplar Dome area is truly an underexploited play with a wide range of development strategies used effectively in similar fields in the Basin but not yet in Montana.

For the fiscal year ended June 30, 2009 the Company had net income of $665,000 ($0.02 per share) on gross revenues of $28.2 million, compared to a net loss of $8.9 million (loss of $0.21 per share) on revenues of $40.9 million in fiscal 2008. After taking into consideration last year’s tax settlement which is a special item, results for Fiscal 2009 reflect the natural decline in Mereenie production and in Palm Valley gas production. We continue to address these items with the Field Operator, Santos, with the objective of increasing efficiency and significantly reducing field operating expense which is discussed below.

Magellan, as of September 30, 2009, had $51.8 million of cash and cash equivalents and marketable securities with no long-term debt. Our financial position is relatively stable and we will, subject to further capital access being discussed now, be able to execute on several future transactions reviewed herein.

One conundrum we face is the level of future natural gas sales within Australia from our Mereenie field. While it is fairly clear that volumes are needed and will continue to flow into calendar 2010, we have not been able to gain a complete understanding of the situation facing our “competing” supplier, ENI with regard to their Blacktip development. We are continuing with our good-faith efforts to understand the situation and provide key supply support. However, we are also faced with several decisions concerning long-term prospects for the Mereenie asset that will be directly affected by this supply uncertainty. Toward this end, for the long-term, we have executed Agreements that may result in the development of a Methanol complex in Darwin. That complex, if built, would utilize all of the gas we have now and any new volumes that we can find or stranded volumes, such as Dingo, that we can tie-in. We have also initiated major work programs involving Mereenie oil and the use of “excess” gas (if any). Those projects involve near-term gas lift for the producing wells and a more intermediate term program to develop the underdrilled western section of the Mereenie field — again utilizing “excess” gas (if any). Consideration will also be given to an NGL extraction plant there.

Our overall operations philosophy in the Amadeus Basin will also change. To-date Magellan has operated Palm Valley and our partner Operator, Santos, has operated Mereenie. Both of these Operations and respective philosophies date back to the early 1980s when the fields were initially developed. Times have changed and both Parties have undertaken a more realistic approach to the entire Basin operations. This approach may (or may not) include a single Basin Operator for all fields, remote operations based in a central office location nearby (as a matter of interest many offshore platforms in the Gulf of Mexico are unmanned), and a new more flexible approach to manning, pipeline operations, markets and the like.

And, as we have said in prior years, if MPAL is unable to obtain additional contracts for its remaining gas reserves and/or if it is unsuccessful in its current exploration program, its revenues can and may be materially affected sometime in 2010 subject to the NGL and oil development programs above.

In the United Kingdom, Magellan is expediting the drilling/preparation work for two of its onshore oil wells the Markwells Wood 1 and the Havant 1. It is important to be sure that the rig used is proper for the surroundings and will accomplish the required work in an efficient, responsible manner. We also had to await various Court decisions with regard to trespassing/land disputes that had arisen in the area. All of this does take time, sometimes “too much” of it, however, the Markwells Wood 1 Operator, Northern Petroleum, has informed us that the pad for Markwells Wood 1 is complete and that we should spud the well (to be followed by Havant 1) in the first calendar quarter of 2010.

Further work in the United Kingdom is underway on our remaining license position there. There are some unique possibilities with regard to deep gas potential and offshore gas potential that lie within our acreage position or are in areas where we will gain a controlling interest soon. Our enthusiasm for these prospects (some of which have discovery well control) is growing and we hope to have a clearer picture of this potential in early 2010.

Magellan is also in the midst of a sales program handled through Core Collaborative to sell our Nockatunga assets and the related Cooper Basin acreage. This is balanced acreage which has current oil production; however, it does not fit with our overall restructuring strategies and is better left in the hands of one of our Partners or another outside Company with a stronger leasehold position there.

Looking Ahead

Clearly the challenges are many. However, more and more, those challenges are the result of growth initiatives and capital rather than a lack of projects in the “pipeline”. We have and will be able to take advantage of good opportunities as they present themselves. We will not follow the “herd”. We will, indeed, focus on being unique and adding value quickly. This will come by going after what majors see as “too small” or still viable, but overlooked opportunities.

We have experienced international gas development expertise. Magellan has several strong financial minds helping with our effort as well. We will look at China as one of our key gas markets and will shy away, as best we can, from domestic US natural gas developments for the time being. Magellan will, however, be a growing and more active player with US crude oil developments — utilizing creativity, good timing, and some secondary and tertiary strategies that, from our viewpoint, have worked well with our North American geologic neighbors. Our Montana transaction is a good example of this.

Equity transactions involving undervalued/underappreciated Companies with existing discoveries will always be on the docket. Magellan has already has some success in this arena. A measured approach to this arena will add value and augment the Company’s “critical mass” as we move forward.

People, their creativity, their energy levels, and their quickness, will always be our ace. In the future, there will be times when we have too many opportunities for the people at hand. This, however, is better than the opposite situation; having too many people with not enough opportunities. We believe our experience, growth prospects, our new office location, and our upside value will be enough to attract new “world class” talent away from the traditional oil centers of the World. As a matter of fact, we have already seen this effect.

In summary, nothing is ever easy. However, I remain confident in our ability to be creative and build into a more dynamic and energetic Company than you’ve seen in the past. I hope that you will continue to hold your shares and benefit from the ride with us.

Respectfully submitted,

William H. Hastings President, Chief Executive Officer

November 3, 2009

Portland, Maine